Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 26, 2001, is entered into by and between SigmaTel, Inc., a Texas corporation (the “Company” or the “Employer”), and Ronald Edgerton (the “Employee”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of Employee as President and Chief Executive Officer of the Company; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment by Employer, to address certain matters related to Employee’s employment with Employer, and to restrict certain activities by Employee that the Parties acknowledge and agree would constitute unreasonable and unfair competition and detract from Employee’s loyalty and commitment to Employer;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1.    Duties and Responsibilities.    Employer wishes to employ and Employee hereby accepts the position of President and Chief Executive Officer. Employee shall perform the duties, services and functions relating to such employment or otherwise reasonably incident to such employment, and such responsibilities, duties, services and functions as may be determined by the Board of Directors of the Company (the “Board”). Employee may be reassigned or transferred to another management position, as designated by the Board in accordance with the terms and conditions of this Agreement. Employee agrees to abide by all by-laws, policies, practices, procedures, or rules of the Company. Notwithstanding the foregoing sentence, but subject to the provisions of Section 7 and 8 below, nothing in this Section 1 will prevent the Employee from engaging in activities that do not materially interfere with the Employee’s duties and responsibilities for the Company at that time or with his personal investments or community affairs.

2.    Term.    The term of this Agreement shall commence on March 26, 2001 (the “Effective Date”). Employee’s employment with the Company pursuant to this Agreement is for no specified term, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, Employee may terminate Employee’ s employment with the Company at any time, with or without cause and with or without notice. During Employee’s employment by the Company, Employee will devote Employee’s full time best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company. The Company acknowledges that the Employee has certain continuing consulting obligations to clients of his company, Edgerton Consulting, and the Company consents to Employee’s completing those consulting obligations under the following conditions: (i) the consulting work shall not be performed for any competitor of the Company; (ii) the consulting obligations shall not cause Employee to devote less than 40 hours per week to his duties under this Agreement; and (iii) Employee shall complete the consulting obligations on or before May 31, 2001. The period from the Effective Date to the termination of Employee’s employment with the Company is defined as the “Employment Term.”

3.    Location.    During the Employment Term, Employee shall serve the Company with his principal place of employment at the Company’s offices in Austin, Texas. The Company may request that Employee undertake reasonable business travel related to the responsibilities of his position.

4.    Compensation and Employee Benefits.    Upon the terms and subject to the conditions herein, the Company will compensate Employee for his employment during the Employment Term as follows:

A.    Salary.    The Company will pay Employee a monthly Base Salary of $20,833.33 per month, subject to applicable withholding, in accordance with the Company’s normal payroll procedures (the “Salary”), subject to periodic (but not less often than annual) review and adjustment by the Board, from time to time.

B.    Performance Bonuses.    Employee shall have the opportunity to earn a Performance Bonus based upon the achievement of objectives (the “Objectives”) determined by the Compensation Committee of the Board. The level of Employee’s Performance Bonus opportunity will be determined annually by the Board, with the level for each calendar year during which this Agreement is in effect being targeted at 50% of Employee’s Salary for that year, as shall be determined by the Board from time to time. The Bonus may be adjusted as determined from time to time by the Compensation Committee of the Board. In every case, the Bonus shall be subject to such withholdings or other deductions as may be required by applicable law.

C.    Incentive, Savings and Retirement Plans.    The Company will permit the Employee to participate in other incentive, savings and retirement plans, as adopted from time to time by the Board, that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other senior executives of the Company and are approved by the Board.

D.    Benefits.    Employee shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, in effect from time to time.

E.    Expenses.    Subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time that are approved by the Board, the Employee is authorized to incur, and the Company will reimburse the Employee for reasonable out-of-pocket expenses in the course of performing his duties under this Agreement including, without limitation, reasonable business meals, entertainment, travel, and cellular phone expenses. Without limitation of the preceding sentence, the Company will reimburse the Employee for reasonable expenses for weekly round-trip air travel between Asheville, North Carolina and Austin, Texas.

F.    Vacation and Holidays.    The Company will provide to the Employee paid vacation in accordance with the plans, policies, programs and practices of the Company, that are approved by the Board, providing not less than five (5) weeks (25 business days) vacation per year, and all legal holidays during which times Employee’s applicable compensation shall be paid in full. Paid vacation days which are unused in any calendar year shall not accrue to the next calendar year, nor shall any additional compensation be paid to Employee for any vacation days unused in any calendar year.

G.    Fringe Benefits.    The Company will furnish to Employee those fringe benefits, if any, offered generally to other senior executives of the Company including, by way of example only, office space, computers and associated software, and reserved parking spaces that are approved by the Board.

H.    Relocation Payment.    The parties acknowledge that it is the present intention of Employee to maintain his primary residence in Asheville, North Carolina and to commute weekly to Austin, Texas. In order to defray the costs of Employee’ s establishing a secondary residence in Austin, Texas, the Company shall pay to Employee, on or before June 30, 2001, a relocation payment of $35,000, subject to such withholdings or other deductions as may be required by applicable law.

5.    Discoveries and Inventions.

A.    Employee hereby assigns and agrees to assign to the Employer all his right, title and interest in and to any and all work products (individually, a “Work Product”; collectively, the “Work Products”), whether tangible or intangible and whether patentable or not, which Employee conceives, reduces to practice, reduces to writing or other storage media or otherwise creates either alone or jointly with others in the course of his employment and which pertain to any business activity of Employer.

B.    If any of such Work Product is created wholly or in part by Employee during his hours of actual work for Employer, or with the aid of Employer’s materials, equipment or personnel, or arises out of or relates to any business activity of Employer, then such creation shall be deemed conclusively to have occurred in the course of his employment, and shall be the sole property of Employer. It is recognized that Employee will perform the duties assigned to him at times other than his actual work hours and Employer’s rights hereunder shall not be diminished because the Work Product was created at such other times.

C.    Employee agrees to perform all acts necessary to enable Employer to learn of and protect the rights it receives hereunder, including, but not limited to, making full and immediate disclosure to Employer of any of the above and assisting, upon request of Employer, in the preparation and execution of all documents required to acquire and convey to Employer patent and copyright protection in the United States and elsewhere or to otherwise protect Employer’s interest therein.

D.    Employee agrees that the terms of this Section 5 apply with respect to Work Products created in the course of Employee’s employment by the Employer prior to the effective date of this Agreement for Employer or its predecessor entities. “Inventions” (inventions, trade secrets, ideas, processes, formulas, data, programs, other original works of authorship, improvements, discoveries, developments, designs and techniques), if any, patented or unpatented, which Employee made prior to the commencement of employment with Employer are excluded from the scope of this Agreement. To preclude any possible uncertainty, set forth on Exhibit A attached hereto is a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to commencement of Employee’s employment with Employer, that Employee considers to be his property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause Employee to violate any prior confidentiality agreement, Employee understands that he is not to list such Inventions in Exhibit A but is to inform the Company that all Inventions have not been listed for that reason.

E.    Employee agrees to cooperate fully and in all respects to protect and preserve Employer’s interest in any Work Product, subject to the terms of this Section 5, and shall provide any declarations and testimony incident thereto, both during and subsequent to Employee’s term of employment with Employer.

6.    Confidential Information.

A.    As consideration for employment and to aid and assist Employee in carrying out his duties, Employer agrees to provide to Employee non-public and Confidential Information (as hereinafter defined) about Employer, which in the reasonable judgment of Employer would assist Employee in the performance of his duties. For the purposes of this Agreement, the term “Confidential Information” shall mean information of any nature, in any form, and from any source which at the time or times concerned is not generally known or available to the public or to persons engaged in business similar to that conducted or contemplated by the Employer, and includes, without limitation, customer lists or information relating to clients or customers, trade secrets, processes, inventions, discoveries, developments, modifications, improvements, ideas, know-how, techniques, designs, data, programs, processes, formulae, code and all other work products, marketing or pricing strategies, marketing efforts, internal cost and profit information, information related to Employer personnel and other confidential and non-public information relating to the Employer, its employees, affiliates, clients, and customers. Employee agrees that he will not, either during the Employment Term or at any time thereafter, divulge or appropriate for his own use or the use of others or disclose to any unauthorized person, firm or corporation any Confidential Information, and Employee confirms that such information constitutes the exclusive property of Employer. Employee shall return all tangible evidence of such Confidential Information to Employer prior to or at the termination of his employment.

B.    In the event that Employee breaches or threatens to breach the provisions of this Section 6, Employee agrees that Employer shall be entitled to obtain a restraining order and/or injunction restraining and enjoining Employee from disclosing all or any part of such Confidential Information and to restrain and enjoin Employee from rendering any service to any firm, corporation, association, or any other entity to whom all or any part of such Confidential Information has been, or is threatened to be, disclosed. In addition to the above, Employer may pursue any and all other legal or equitable remedies available to Employer for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee.

7.    Obligation of Loyalty to the Employer.

A.    During the Employment Term and following the termination of this Agreement, Employee agrees that he will not:

(i)	Make any statement or perform any act intended to advance an interest of any existing or prospective competitor of Employer or solicit or encourage any other employee of Employer to do any act that is disloyal to Employer or inconsistent with the Employer’s interests or in violation of any provision of this Agreement;

(ii)	Inform any existing or potential client, customer, supplier or creditor of Employer that Employee intends to resign, or make any statement or do any act intended to cause any existing or potential client, customer, supplier or creditor of Employer to learn of Employee’s intention to resign; or

(iii)	Discuss with any existing or potential client, customer, supplier or creditor of Employer the present or future availability of services or products provided by a business which competes with Employer.

B.    The parties hereto each agree that Section 7A imposes reasonable restraints on the Employee in light of the activities and business of Employer on the date hereof and the current business plans of Employer. The Employee acknowledges and agrees that the consideration given by Employer under this Agreement gives rise to Employer’s interest in restraining and prohibiting the Employee from engaging in the prohibited activities described in Section 7A. It is the desire and intent of each of the parties that the provisions of Section 7A shall be enforced to the fullest extent permissible under the laws and public policies applied in the State of Texas. Accordingly, if any particular portion of Section 7A shall be adjudicated to be invalid or unenforceable, Section 7A shall be deemed amended (i) to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, then (ii) to delete therefrom only the portion thus adjudicated to be invalid or unenforceable. Section 7A shall inure to the benefit of any successor to the Employer.

8.    Non-Competitive Agreement and Restrictive Covenant.

A.    During the Employment Term and for a period of time after the date of termination of Employee’s employment with the Company equal to the number of months calculated pursuant to Section 11B(ii) below (such period of time, for purposes of this Section 8 only, to be a minimum of six (6) months and a maximum of twelve (12) months), Employee hereby agrees to refrain from:

(i)	either directly or indirectly carrying on or engaging in a business which directly competes with that of Employer at the time this Agreement terminates; and

(ii)	either directly or indirectly owning, managing, operating, controlling, being employed by, working for, participating in or being connected in any manner with the ownership, management, operation or control of a business that directly competes with (i) that of Employer at the time this Agreement terminates or (ii) a line of business that Employer has taken active steps to enter (where Employee is aware of those steps) at the time this Agreement terminates (provided, however, that nothing herein prevents or restrains Employee from owning or controlling less than 5% of the outstanding shares of voting stock of any publicly traded company that directly competes with the business of Employer at the time this Agreement terminates, so long as Employee has no active participation in the business of such company), in either case anywhere in the United States of America; and

(iii)	either directly or indirectly soliciting clients, customers and/or employees of Employer, including soliciting any employee of Employer to participate in or assist with the formation or operations of any business that directly competes with that of Employer (or that is intended to compete with any such business) at the time this Agreement terminates or with respect to the possible future employment of such other employee by any such business.

B.    The parties hereto each agree that Section 8A imposes a reasonable restraint on the Employee in light of the activities and business of Employer, and that such restraint is intended only to protect the goodwill and other legitimate business interests of Employer. Employee agrees that this non-competition agreement is enforceable and is ancillary to or part of this Agreement. The Employee acknowledges and agrees that the consideration given by Employer under this Agreement, including the disclosure to Employee of Employer’s Confidential Information as provided under Section 6 and the agreement to pay Severance Benefits in appropriate circumstances pursuant to Section 11B, gives rise to Employer’s interest in restraining and prohibiting the Employee from engaging in the prohibited activities described in Section 8A. Employee further agrees that the limitations imposed upon Employee in this non-competition agreement as to time, geographic area and scope of activity prohibited are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Employer. It is the desire and intent of each of the parties that the provisions of Section 8A shall be enforced to the fullest extent permissible under the laws and public policies applied in the State of Texas. Accordingly, if any particular portion of Section 8A shall be adjudicated to be invalid or unenforceable, Section 8A shall be deemed amended (i) to reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or, if that is not possible, then (ii) to delete therefrom only the portion thus adjudicated to be invalid or unenforceable. Section 8A shall inure to the benefit of any successor to the Employer.

C.    In the event of Employee’s actual or threatened breach of any of the provisions of this Section, Employer shall be entitled to a temporary restraining order and/or injunction restraining Employee from violating such provisions.

9.    Remedy.    Employee and the Company acknowledge that the Company will be irreparably harmed by the material breach or the threatened breach of this Agreement by the Employee under Sections 5, 6, 7, and 8 above and consent and agree that, in the event of any such material breach or threatened breach, the Company may, in addition to the other remedies which may be available to it, file a suit to enjoin the Employee from the such material breach or threatened breach.

10.    Consolidation, Merger, or Sale of Assets.    If the Company disposes of its properties and business or of one or more of its divisions or affiliates, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company may assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving person or entity; provided that such surviving person or transferee entity shall assume in writing all of the obligations of the Company hereunder; and provided further that whether or not such person or entity so assumes those obligations, the Employee’s rights hereunder will continue as provided by contract or law.

11.    Termination of Employment.

A.    For Due Cause.

(i)	If the Company has Due Cause (as hereinafter defined) to terminate the Employment Term, the Company will be entitled to terminate the

Employment Term at any time by delivering written notice of that termination to the Employee, in which event (a) that termination will be effective immediately on the delivery of that notice, (b) the Company will only be obligated to pay to the Employee his Salary accrued and unpaid to the date of that termination; and (c) all the rights and benefits the Employee may have under Section 11B(iii) & (iv) below;

(ii) “Due	Cause” means:

(a)	the Employee has committed a willful serious act, such as fraud, embezzlement or theft, against the Company, intending to enrich himself at the expense of the Company;

(b)	the Employee has been convicted of (i) a misdemeanor involving the Employee’s intentionally engaging in conduct that is demonstrably materially injurious to the Company or (ii) a felony, and has, in either case, exhausted all opportunities for appeal of such conviction;

(c)	the Employee, in carrying out his duties hereunder, has been guilty of gross neglect or willful misconduct;

(d)	the Employee has materially breached this Agreement by repeatedly failing to follow the policies established by the Board of Directors of the Corporation in the performance of Employee’s duties hereunder and has failed to remedy that breach within fifteen (15) days after receipt of written notice from the Corporation that the breach has occurred.

B.    General Power.    The Company may terminate the Employment Term at any time without Due Cause by providing written notice of that termination to the Employee, in which event:

(i)	the Company will pay to Employee his Salary accrued and unpaid to the date his employment terminates;

(ii)	the Company will pay to Employee his Salary at the rate in effect on the date of his employment termination, less applicable withholding, for the number of months following his termination equal to the sum of (a) six (6) months plus (b) three (3) additional months for each full year of employment with the Company completed by Employee;

(iii)	the Company will pay premiums for Employee’s COBRA coverage, for the number of months following his termination equal to the sum of (a) six (6) months plus (b) three (3) additional months for each full year of employment with the Company completed by Employee – thereafter, unless otherwise limited by (1) the Company’ s employee benefit plans and programs, (2) federal law, and/or (3) Texas law allowing for a 6-month extension of COBRA benefits in certain circumstances upon the Company’s receipt of Employee’s petition for such an extension, Employee will have the right to pay premiums for COBRA coverage equal to the cost of such coverage to the Company, which right will continue (unless otherwise limited as provided above) until Employee secures similar coverage through future employment or otherwise, plus; and

(iv)	all the rights and benefits Employee may have under the employee benefit, vacation, and/or incentive plans and programs, if any, of the Company, will be administered in accordance with the terms and conditions of those plans and programs.

Those benefits under subsection (i) – (iii) of this Section 11B together are referred to as the “Severance Benefits.” If Employee dies following termination under this Section 11B, but before the full payment of all Severance Benefits due under this Agreement, the remaining Severance Benefits will be paid to the estate of Employee.

C.    Employee Termination Rights.

(i)	General Power. The Employee may voluntarily terminate the Employment Term at any time by providing at least thirty (30) days prior written notice to the Company, in which event the Company will pay to the Employee his Salary and all other benefits and compensation accrued and unpaid to the date his Employment Term terminates.

(ii)	Contractual Grounds. Nothing in this Agreement prevents Employee from terminating the Employment Term at any time by delivery of written notice of that termination to the Company. However, if Employee terminates the Employment Term, Employee will only be entitled to Severance Benefits under this Section 11.C if Employee has Contractual Grounds (as defined hereinafter) to terminate the Employment Term. If the Employee has Contractual Grounds (as defined hereinafter) to terminate the Employment Term, the Employee will be entitled to terminate the Employment Term at any time by delivering a thirty (30) day prior written notice of that termination to the Company;

(iii)	“Contractual Grounds” means:

(a)	the Company reassigns Employee to a position either (1) involving a material reduction in the nature, character or responsibility of his position or (2) with a materially lower Salary than his prior position; or

(b)	the Company assigns Employee to a position that requires Employee to relocate his residence away from the Asheville, North Carolina or Austin, Texas area.

Upon Employee’s termination under this Section 11C for Contractual Grounds, Company shall pay Employee those Severance Benefits described in Section 11B. If Employee dies following termination under this Section 11C for Contractual Grounds, but before full payment of all Severance Benefits under this Agreement, the remaining Severance Benefits will be paid to the estate of Employee.

D.    Due to Death.    If the Employee dies, this Agreement shall terminate on the date of death, in which event:

(i)	the estate of the Employee shall be entitled to the Employee’s Salary through the end of the period of six (6) months from the date on which he died and no longer; and

(ii)	all other rights and benefits the Employee (or his estate) may have under the employee benefit, vacation, bonus and/or incentive plans and programs of the Company that shall have been approved or adopted by the Board, if any, shall be determined in accordance with the terms and conditions of those plans and programs but which, in any event, will continue in effect for benefit of the immediate family of Employee for a period of six (6) months from date of death (unless a longer period is mandated by any state or federal law).

E.    Disability.    “ Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to his job or position with the Company for a period of at least ninety (90) days, or Employee otherwise becoming legally incapacitated. If the Employee suffers a Disability, the Company may terminate this Agreement. If the Employee suffers a Disability and the Company elects to terminate Employee, the Employee shall be entitled (i) to all rights and benefits that the Employee may have under the employee benefit plans and programs of the Company, in accordance with the terms and conditions of such plans and programs; or (ii) if the Company has no employee benefit plan or program in place to provide disability benefits to Employee, Severance Benefits as defined in Section 11B.

12.    Notices.    All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

A.	If to the Company: to the principal business office of the Company.

B.	If to the Employee: to the home address of the Employee as s pecified in the Company’s records.

13.    Arbitration.

A. Binding Effect. Except as provided in Sections 9 and 14 of this Agreement, any and all controversies, claims or disputes relating to the provisions or obligations under this Agreement, or with respect to the employment or termination thereof of Employee, shall be submitted to binding arbitration in accordance with the provisions of applicable law of the State of Texas, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the commercial (employment, if applicable) rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Except as provided in Section 9 above and Section 14 below, the parties agree that arbitration shall be the sole remedy of both parties for resolving any and all disputes related to this Agreement or the employment or termination thereof of Employee by Employer whether based on contract or tort or otherwise. The arbitration will be conducted in the city of Austin, Travis County, Texas.

B. Representation, Expenses. Either party may be represented by an attorney or other representative selected by such party. All expenses in connection with such dispute shall be borne by the party incurring such expenses and in accordance with the commercial rules of the American Arbitration Association.

14.    Excluded Matters.    The parties’ agreement to arbitrate shall not apply to claims for Workers’ Compensation or unemployment compensation.

15.    Governing Law and Forum.    The Parties consent that this Agreement shall be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas.

16.    Additional Instruments.    The Employee and the Company shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

17.    Entire Agreement and Amendments.    This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties. Without limitation of the foregoing, the parties acknowledge that the Company and the Employee have and may in the future from time to time enter into stock option agreements and/or other forms of equity compensation agreements, and this Section 17 in no way limits the effectiveness of such agreements.

18.    Headings.    The headings of sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.    Tax Withholding.    Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

20.    Separability.    If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

21.    Non-assignment by Employee.    The obligations of the Employee under this Agreement are personal to him, and no such obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise contemplated hereby.

22.    Effect of Agreement.    Subject to the provisions of Sections 11 and 21 with respect to assignments, this Agreement shall be binding upon the Employee and his heirs, executors, administrators and legal representatives and upon the Company and its legal representatives, successors and permitted assigns, except as otherwise contemplated hereby.

23.    Execution.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

24.    Waiver of Breach.    The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

25.    Word Usage.    Words used in the masculine shall apply to the feminine where applicable.

(Signature Page Follows)

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the Effective Date.

SIGMATEL, INC.	RONALD EDGERTON

By: /s/ Donald W. Muskopf	/s/ Ronald Edgerton
Ronald Edgerton
Name: Donald W. Muskopf
Title: C.F.O.

EXHIBIT “A”

List of Prior Inventions